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EXHIBIT 99.1

ASYST TECHNOLOGIES TO PARTNER WITH SOLECTRON IN OUTSOURCED MANUFACTURING STRATEGY; COMPANY ALSO AFFIRMS GUIDANCE FOR SECOND QUARTER

FREMONT, Calif., Sep 5, 2002 -- Asyst Technologies, Inc., (Nasdaq:ASYT), a leading provider of integrated automation solutions that maximize semiconductor manufacturing productivity, today announced that it is executing a global supply chain strategy that will result in the phased outsourcing of most of its manufacturing operations to Solectron Corporation (NYSE:SLR) under a five-year supply agreement.

Solectron will assume operational control of most of Asyst's manufacturing operations, which will be transitioned to Solectron's facilities in North America and Asia over the next 6 to 12 months. In addition, Solectron will purchase from the company approximately $20 million of inventory to support production. The company's approximately $20 million of remaining inventory consists primarily of finished goods and spare parts.

Of Asyst's approximately 1,200 worldwide employees, 260 are engaged in the company's core U.S. manufacturing operations. Of these 260, approximately 80 will remain with Asyst as part of its new product operations, sustaining operations and supply chain management. The remaining 180 will join Solectron as part of the transition. Asyst will continue to manage its robotics manufacturing operations in Nagoya, Japan.

Stephen Schwartz, president and CEO of Asyst, said, "Our transition to a leveraged manufacturing model will provide three clear benefits to Asyst and to our customers. First, it allows Asyst to focus on its core competency of developing innovative automation technology that enhances our customers' productivity. Second, by teaming with a world-class manufacturing organization, we are positioned to build upon every metric of customer satisfaction, including on-time delivery, quality, and reliability, while assuring no disruption in current customer commitments. And third, we have made our cost structure more variable, which gives us the opportunity to improve our financial performance through the upturns and downturns of the semiconductor industry cycles."

Schwartz continued, "This transition is being driven by Fred Tiso, who joined us earlier this year as senior vice president of manufacturing operations. He has successfully transitioned and led the outsourced manufacturing of tens of billions of dollars worth of production at companies such as Ascend and Lucent, resulting in reduced costs and improved customer satisfaction. We are pleased to have Fred's leadership for this significant strategic initiative."

As a benefit of its outsourcing strategy, Asyst will vacate certain facilities and cease use of certain other fixed assets, which will result in charges totaling $9 million to $11 million to be incurred over the next two to three quarters. As part of its strategy and separate from the Solectron agreement, the company also plans to sell its Advanced Machine Programming, Inc. (AMP) and SemiFab Inc. manufacturing subsidiaries. The company will treat AMP and SemiFab as discontinued operations for accounting purposes.

Also today, the company affirmed its prior guidance for its second fiscal quarter ending Sept. 30, 2002, which calls for net sales from continuing operations of approximately $70 million, a 25% increase over the first fiscal quarter, pro forma operating income (from continuing operations) at



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or near break even, and cash burn (driven primarily by increases in accounts receivable related to higher sales) of less than $5 million. Despite this recent strong performance, the company expects its near-term future results to track more in line with its equipment industry peers. (See the footnote describing pro forma adjustments.)

Pro Forma Adjustments: Pro forma adjustments include the impact of charges related to the company's move to an outsourced manufacturing model, amortized acquisition-related stock-based compensation, the amortization of acquired intangible assets, in-process research and development costs of acquired businesses, and related tax effect.

About Asyst

Asyst Technologies, Inc. is a leading provider of integrated automation systems for the semiconductor manufacturing industry, which enable semiconductor manufacturers to increase their manufacturing productivity and protect their investment in silicon wafers during the manufacture of integrated circuits, or ICs. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chipmakers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the company's ability to successfully outsource its manufacturing, reduce costs, or improve financial performance in a cyclical industry; the volatility of semiconductor industry cycles, failure to respond to rapid demand shifts, dependence on a few significant customers, the transition of the industry from 200mm wafers to 300mm wafers, risks associated with the acceptance of new products and product capabilities, including our Plus Portal systems, competition in the semiconductor equipment industry, failure to efficiently integrate acquired companies, failure to retain employees, and other factors more fully detailed in the Company's annual report on Form 10-K for the year ended March 31, 2002 and quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission

CONTACT:       Asyst Technologies, Inc
               John Swenson, 510/661-5000
               jswenson@asyst.com
               or
               Guerrant Associates
               Laura Guerrant, 808/882-1467
               lguerrant@guerrantir.com


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